Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 28, 2017

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, Massachusetts 02494

Re: Registration of Securities by Verastem, Inc. on Form S-3 (File No. 333-217048)

Ladies and Gentlemen:

We have acted as counsel to Verastem, Inc., a Delaware corporation (the “Company”), in connection with its entry into a Controlled Equity Offering Sales Agreement, dated March 30, 2017 (the “Sales Agreement”), as amended by Amendment No. 1 to the Sales Agreement, dated August 28, 2017, by and between the Company and Cantor Fitzgerald & Co. (as so amended, the “Amended Sales Agreement”). Pursuant to the Amended Sales Agreement, the Company may issue and sell up to $75,000,00 of shares (the “Shares”) of the common stock of the Company, $0.0001 par value (the “Common Stock”) pursuant to its Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Amended Sales Agreement against payment of the consideration set forth therein, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP